Exhibit 10.22

Distributed Ledger Technology Services Agreement

DISTRIBUTED LEDGER TECHNOLOGY SERVICES AGREEMENT
[Petroteq Energy Inc.]

This SUPPLY CHAIN TECHNOLOGY SERVICES AGREEMENT (“Agreement”), dated and made effective as of November 1, 2017 (“Effective Date”), is entered into by and between PETROTEQ ENERGY INC., a Canadian (Ontario) corporation, having a registered office at 181 Bay Street, Suite 4400, Toronto, Ontario, Canada M5J 2T3 (“Petroteq” or “Company”), and FIRST BITCOIN CAPITAL CORP., a Canadian (British Columbia) corporation, having a registered office at Royal Centre, Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, Canada V6E 4N7 (“First Bitcoin” or “FBCC”) (the parties hereto sometimes referred to individually as a “Party” and collectively as the “Parties”).

R E C I T A L S

A. Petroteq is engaged in the exploration, production and sale of crude oil and hydrocarbon products derived primarily from mining, producing and processing oil sands and associated minerals and is interested in developing a supply and distribution software platform that is based on and deploys distributed ledger (blockchain) technologies;

B. First Bitcoin is a distributed ledger software and technology company and deploys various distributed ledger technologies, know-how and expertise in performing services relating to the development of blockchain-based supply-side management systems; and

C. Petroteq desires to retain First Bitcoin for the purpose of designing and building a blockchain-based platform for Petroteq that may be used by Petroteq and other companies engaged in businesses and operations in the international oil and gas industry.

NOW, THEREFORE, in consideration of the mutual benefits, promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as follows:

1. Definitions; Usage; Procedural Conventions.

1.1 Defined Terms. Unless the context shall otherwise require, terms used and not defined herein shall have the meanings assigned thereto and set forth in Schedule X hereto.

1.2 Interpretation; Protocols. The name assigned to this Agreement and the Section (or subsection) captions used herein are for reference only and shall not be construed to affect the meaning or construction of the text hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Unless otherwise specified:

(a) The terms “hereof,” “herein” and similar terms refer to this Agreement as a whole and references herein to Sections refer to Sections of this Agreement;

Distributed Ledger Technology Services Agreement

(b) Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires; and

(c) The words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”.

1.3 Currency. Unless stated otherwise, references to money herein shall mean and refer to the currency (U.S. Dollars) of the United States of America.

2. Term of Agreement.

2.1 Primary Term. The term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect for a continuous period of five (5) years (the “Primary Term”) unless earlier terminated and canceled by a written agreement of the Parties or as otherwise may be specified in this Agreement.

2.2 Extension of Term. Prior to expiration of the Primary Term, the Parties shall be entitled to extend the terms of this Agreement for such period and under such terms as they may agree upon in writing. Any extension to the term of this Agreement shall be set forth in an amendment hereto that must be executed by each Party.

3. Scope of Technology & Related Services.

3.1 Technology Services; Platform Development.

(a) First Bitcoin shall, using expertise provided by its own personnel and by such independent consultants and contractors as it may elect to employ from time to time, design, develop and build for Petroteq a digitally-based architecture and platform MVP (A minimum viable product (MVP) is a software development protocol in which a new product or website is developed with sufficient features to satisfy early adopters. The final, complete set of features is only designed and developed after considering feedback from the product’s initial users. (the “Architecture & Platform”) that will utilize or be based upon distributed ledger or “blockchain” technologies, the purpose and design of which shall be to establish or create a supply-side chain management system that Petroteq and its Affiliates, in the exercise of Petroteq’s sole judgment and determination, may (1) utilize or deploy in connection with their own respective businesses and operations, and/or (2) offer or make available to other companies and businesses in the international oil and gas industry and in other industries, in each case pursuant to such terms and conditions as Petroteq may determine from time to time.

Distributed Ledger Technology Services Agreement

(b) Unless otherwise agreed by the Parties in any initial design package developed by First Bitcoin, the Architecture & Platform developed by First Bitcoin hereunder shall be an enterprise-based digital system, supported by both solution and enterprise architecture, consisting of one or more software development platforms, with each platform having multi-channel capabilities that use application programming interface (API) management, peer-to-peer networks, and public, private or hybrid networks for the purpose of deploying distributed ledger (blockchain) technologies to provide communications, contract administration, project, supply, product, financial and other blockchain-based management systems, applications and solutions for Petroteq and its Affiliates and/or for any Third Person to which Petroteq may elect to make any such platform, system or application available from time to time.

3.2 Maintenance; Management Services. During the term of this Agreement (including any extension thereof), First Bitcoin shall provide to Petroteq, as Petroteq may request from time to time, technological, management, maintenance and other services relating to the design, installation, operation or expansion of the Architecture & Platform. All such services provided by First Bitcoin shall be performed or conducted in a good and professional manner and shall use or deploy, to the extent reasonably practicable, “best blockchain practices” in managing and maintaining each such platform for Petroteq under the terms of this Agreement.

4. Ownership of Platform; Technology License.

4.1 Ownership of Architecture/Platform. Subject to only to the compensation, fees and royalty payable to First Bitcoin under the provisions of this Agreement, Petroteq shall have the exclusive ownership of the Architecture & Platform developed by First Bitcoin under the terms of this Agreement, including without limitation the right without reservation or limitation to manage and control all decisions with respect to its configuration, structure and operation. Petroteq shall further own all improvements, modifications, changes and enhancements that may be made to the Architecture & Platform at any time, whether such improvements, modifications, changes or enhancements are conceived, developed and/or made by Petroteq or by First Bitcoin, or by any Third Person.

4.2 Technology License. In connection with the Architecture & Platform developed by First Bitcoin for Petroteq hereunder, and subject only to the royalty payable to First Bitcoin under this Agreement, First Bitcoin hereby grants to Petroteq a permanent, non-exclusive license and right to use any proprietary technology, software, method, process, know-how and technical information developed and owned or controlled by First Bitcoin, including rights held by First Bitcoin under any patent, copyright or trademark, or any applications or registrations corresponding or applicable thereto (collectively, the “FBCC Technology”) in connection with the ownership, management, operation and/or use of the Architecture & Platform.

Distributed Ledger Technology Services Agreement

4.3 Technology Improvements. First Bitcoin shall own all right, title and interest in and to any improvement, modification or enhancement that may be made at any time to the FBCC Technology (collectively, the “Technology Improvements”), or any part, component or aspect thereof, regardless of whether any Technology Improvement is conceived, discovered, invented or developed by First Bitcoin or by Petroteq, or any of their respective Affiliates or contractors. Any such Technology Improvement may, at the option of Petroteq, be included or incorporated into the Architecture & Platform or any iteration thereof and shall be deemed within the scope of the FBCC Technology and subject to the permanent, non-exclusive license and rights of use granted to Petroteq under this Agreement.

4.4 Reservations by First Bitcoin. Except with respect to the permanent, non-exclusive license and right of use granted to Petroteq herein, First Bitcoin shall reserve all ownership of, together with all intellectual property rights in, the FBCC Technology, including the right to make or conduct any improvements, modifications or enhancement thereto and to control or conduct any and all research and development thereto, and shall further reserve the right to develop any software, architecture or platform using or deploying the FBCC Technology, or any open source software or technology that may be available to First Bitcoin, for any Third Person anywhere in the world under such circumstances, and pursuant to such terms and conditions, as First Bitcoin may determine from time to time in its sole discretion.

4.5 Restrictions; Open Code. Certain of the software developed or deployed by First Bitcoin in the development of the Architecture & Platform will be based on open code as to which neither of the Parties shall have nor retain any proprietary rights other than the non-exclusive right to control or manage the deployment and use thereof and to make any improvements, modifications or enhancements thereto.

5. Compensation, License Fees & Royalty.

5.1 Compensation Package. Petroteq shall pay or remit to First Bitcoin, as the total compensation paid or payable to First Bitcoin for the development of the Architecture & Platform and the associated services provided by First Bitcoin to Petroteq under the terms of this Agreement, the following:

(a) Base Compensation. Petroteq shall pay to First Bitcoin cash compensation of five hundred thousand dollars ($500,000) (the “Base Compensation”) payable in five (5) equal and consecutive monthly installments, with the initial installment of $100,000 becoming due and payable on or before the first (1st) day of the calendar month following the Effective Date and each remaining installment becoming due and payable on or before the first (1st) day of each calendar month thereafter until the Base Compensation is fully paid.

Distributed Ledger Technology Services Agreement

(b) Adjustments; Base Compensation. If at any time First Bitcoin determines in good faith that the costs associated with the initial design and development of the Architecture & Platform shall require an increase in the Base Compensation, First Bitcoin shall so advise Petroteq in writing and the Parties thereafter shall agree upon any adjustments to the Base Compensation that the Parties reasonably believe will be necessary to compensate First Bitcoin for all of the costs and expenses it will incur in designing and developing the Architecture & Platform under the terms of this Agreement; provided, however, notwithstanding the foregoing, any adjustment(s) that may be agreed upon by the Parties hereunder shall not result in Base Compensation that, in the aggregate , exceeds a total amount of ______ hundred thousand dollars ($_______).

(c) License Fees & Royalty; Term of Agreement. In addition to the cash compensation payable to First Bitcoin hereunder, beginning on January 1, 2018 and following the end of each calendar year thereafter during the term of this Agreement (including any extended term), Petroteq agrees to pay to First Bitcoin, on an annual basis as provided hereafter, the greater of the following:

(1) An annual license fee (“License Fee”) of ten thousand dollars ($10,000);

(2) A royalty (“Royalty”) equal to five percent (5%) of all “Net Revenue” received by Petroteq from time to time from any Third Person during such calendar year.

(c) Royalty; Post-Agreement. Following the expiration or termination of this Agreement, Petroteq shall pay to First Bitcoin, as compensation for Petroteq’s continued use of the Architecture & Platform and the FBC Technology, a Royalty equal to five percent (5%) of all “Net Revenue ” received by Petroteq during each calendar year.

5.2 Net Revenue; Definition.

For purposes of determining the Royalty that may be owed to First Bitcoin under this Agreement, the term “Net Revenue” shall mean all revenue received by Petroteq from or as a result of:

(1) making the Architecture & Platform available to any Third Person, whether on or through a public or private network, either in whole or in part;

(2) any grant to any Third Person or to the public-at-large, under such terms as Petroteq may determine, of any license, lease or other right to use the Architecture & Platform or any of the services or products available thereon or thereunder, or

Distributed Ledger Technology Services Agreement

(3) any assignment or transfer of all or any part of Petroteq’s ownership rights or interests in the Architecture & Platform to any Third Person, including without limitation any sale, transfer and/or acquisition effectuated or achieved by (A) merger, consolidation or otherwise, or by or through the acquisition of a controlling interest in Petroteq or in connection with the acquisition of Petroteq’s business or assets, or (B) any joint venture or co-venture with respect to which this Agreement and/or any interest in the Architecture & Platform, is assigned, conveyed, licensed, leased or otherwise transferred, in whole or in part, to such joint venture or co-venture,

LESS AND REDUCED BY any (x) applicable sales, ad valorem, value added or similar taxes that may be assessed against any of the above and foregoing transactions, and (y) any license fees, royalties or other amounts that Petroteq may owe or be required to pay any Third Person in connection with or as a result of any such transaction.

5.3 Royalty Statements; Payment.

(a) Within thirty (30) days after the end of each calendar year following the Effective Date, Petroteq shall deliver a written statement (each a “Royalty Statement”) to First Bitcoin stating the Royalty determined to be payable to First Bitcoin for and during each such calendar year, together with calculations used in the calculation of Net Revenue for such period. At the time that each Royalty Statement is delivered to First Bitcoin hereunder, Petroteq shall pay to First Bitcoin an amount that in each case shall be determined as follows:

(1)	During the term of this Agreement, Petroteq shall pay to First Bitcoin an amount equal to the greater of the License Fee and the Royalty determined to be payable during and for each calendar year; and

(2)	Following the expiration or termination of this Agreement, Petroteq shall pay to First Bitcoin the Royalty determined to be payable during and for each calendar year.

(b) All payments and other amounts owed by Petroteq to First Bitcoin hereinunder shall, at Petroteq’s option, be paid by corporate check or by a wire transfer of immediately available U.S. funds to an account in First Bitcoin’s name or its affiliate company at a banking institution designated by First Bitcoin to Petroteq in writing from time to time. Any License Fee or Royalty that is not paid to First Bitcoin on or before the thirtieth (30th) days following the close of each calendar year hereunder shall bear and accrue interest until paid in full at an annual rate equal to the lesser of (1) ten percent (10%), simple interest, or (2) the maximum rate of interest allowed by law.

Distributed Ledger Technology Services Agreement

6. Recordkeeping, Inspections & Audits.

6.1 Retention of Records/Data. Petroteq shall maintain, at its offices or at a location agreed upon by the Parties, originals or copies of all records and documents relating to any revenue that Petroteq may receive from time to time from Third Persons that may form the basis of the Royalty paid or payable to First Bitcoin under this Agreement.

6.2 Inspection & Audit. First Bitcoin or its Affiliates, acting by or through their respective representatives or contractors, shall have the right, at their sole cost and expense, to inspect the books and records maintained by Petroteq for the purpose of verifying the Royalty payable to First Bitcoin during any calendar year. Each such inspection and audit may, upon First Bitcoin giving Petroteq at least fourteen (14) days prior written notice, be conducted by First Bitcoin at any time within 180 days following the end of the calendar year as to which any such inspection and audited is to be conducted.

6.3 Confidentiality; Non-Public Data. All records, information and data maintained by Petroteq or by First Bitcoin, or by any of their respective Affiliates, relating to this Agreement or which are to be made available for inspection and audit under the terms of this Agreement shall be treated as strictly confidential by the receiving Party and shall not be published or disclosed to any Third Person without the written consent of the non-disclosing Party.

7. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO (CANADA) WITHOUT REGARD TO THE CONFLICTS OF LAWS OR CHOICE OF LAWS PRINCIPLES THEREOF.

8. Dispute Resolution.

8.1 Disputes; Procedure. Any claim, controversy or dispute between or among the Parties, or any of them, arising out of or in any way relating to this Agreement (each a “Dispute”) shall be resolved exclusively by the dispute resolution provisions contained in Schedule Y hereto.

8.2 Limitations on Remedies. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS, REVENUE OR SAVINGS, REGARDLESS OF THE FORM OF ACTION GIVING RISE TO ANY CLAIM FOR SUCH DAMAGES, WHETHER IN CONTRACT OR IN TORT, OR OTHERWISE, EVEN IF PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Distributed Ledger Technology Services Agreement

9. Confidentiality.

9.1 Confidentiality Obligations. The Parties agree that this Agreement, together with any other non-public or proprietary information or data disclosed by one Party to the other in connection with this Agreement, shall be treated and strictly confidential during the term of this Agreement and for a period of seven (7) years after the expiration or termination hereof (the “Confidentiality Period”) and shall not be published or disclosed to any Third Person without the prior consent of the non-disclosing Party except (1) as may be authorized or contemplated by or under this Agreement, or (2) as may be necessary or convenient in managing or advertising the existence of the Architecture & Platform and the purposes and objectives thereof and the blockchain services and products that may be made available to any Third Person or to the public-at-large.

9.2 Exceptions; Mandatory Disclosure. Notwithstanding the foregoing, this Agreement and any information or data relating to the Architecture & Platform may be disclosed by either Party during the Confidentiality Period as may be compelled, requested or required to be disclosed by any (1) any Third Person that has expressed a bona fide interest in acquiring a license or other right or interest in using the Architecture & Platform and the services and products thereunder as may be made available by Petroteq from time to time, (2) any governmental authority, agency or instrumentality or by any stock exchange or over-the-counter market on or as to which the securities of either Party are registered or being publicly traded, or (3) by applicable law, rules or regulations.

9.3 Exclusions. The confidentiality obligations of the Parties contained herein shall not apply to any open source code embedded in or included as part of any software utilized in the development, management or use of the Architecture & Platform or any of the services or products that may be used or offered in connection therewith.

10. General Provisions

10.1 Amendments; Waiver.

(a) No course of dealing and no delay by either Party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies. No waiver actually made by either Party of any breach of the terms of this Agreement by the other Party shall be a waiver of any other term hereof. No right, power or remedy conferred hereby or available at law or in equity shall be exclusive of any other right, power or remedy.

(b) All amendments and other modifications hereof shall be in writing and signed by each of the Parties. Any Party may by written instrument (1) waive compliance by the other Party with, or modify any of, the covenants or agreements made by the other Party in this Agreement or any document or instrument delivered to such Party pursuant to this Agreement, or (2) waive or modify performance of any of the obligations or other acts of the other Party. Any delay or failure on the part of a Party to insist, in one or more instances, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege granted herein, shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect.

Distributed Ledger Technology Services Agreement

10.2 Notices. Any notice authorized or required under this Sublease shall be in writing and shall be deemed to have been duly given upon (a) personal delivery to the Party to be notified, (b) transmittal if sent by facsimile transmission with confirmation that the message was received by the facsimile machine of the Party to be notified, (c) delivery if sent by a private courier or delivery service, or (d) transmittal if sent by email or electronic communication, in each case delivered, mailed or transmitted to the Party to be notified at the address, facsimile number or email address set forth below (although notice to any copy recipient that may be listed below shall not constitute notice to the Party unless otherwise agreed). Either Party may change its address, facsimile number or copy recipient upon written notice to the other Party.

If to Petroteq:	If to First Bitcoin:
Petroteq Energy, Inc.	First Bitcoin Capital Corp.
Attn: Secretary	Attn: President
181 Bay Street, Suite 4400	1500-1055 W. Georgia Street
Toronto, ON, Canada M5J 2T3	Vancouver, BC V6E 4N7
Telephone: +1 (310) 990-0119	Telephone: +1 (240) 232-5754
Email: exodus_investments@yahoo.com	Email: gregrubin@bitcoincapitalcorp.com

10.3 Third Parties. The Parties intend to confer no benefit or right on any Person not a party to this Agreement and no Third Person shall have the right to claim the benefit of any provision hereof as a third-party beneficiary of this Agreement.

10.4 Relationship of Parties. Nothing in this Agreement shall be deemed to create an agency, joint venture, partnership, franchise or similar relationship between the Parties. Each Party shall conduct all business in its own name as an independent contractor. Neither Party shall be liable for the representations, acts, or omission of the other Party or shall have any right or power to act for or on behalf of the other or to bind the other in any respect except as specifically authorized herein.

10.5 Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties; provided, however, this Agreement shall be considered personal in nature and shall not be assigned or transferred by any Party, either in whole or in part, without the prior written consent of the other Party.

Distributed Ledger Technology Services Agreement

(b) Notwithstanding anything to the contrary herein, Petroteq shall be entitled, without the written consent of First Bitcoin, to (1) grant to any Third Person or to the public-at-large, under such terms as Petroteq may determine, a license, lease or other right to use the Architecture & Platform or any of the services or products available thereon or associated therewith, (2) assign, convey or otherwise transfer all or any part of its rights under this Agreement and/or its right, title and ownership interests in the Architecture & Platform to (i) any Affiliate of Petroteq, (ii) any Third Person that acquires or purchases Petroteq, whether by merger, consolidation or otherwise, or by the acquisition of a controlling interest in Petroteq or in connection with the acquisition of all or substantially all of Petroteq’s business or assets, or (iii) any joint or co-venture with respect to which Petroteq retains or receives at least a twenty-five percent (25%) economic or equity interest, together with a right to participate in the management of any such venture through or under voting rights that correspond to its economic or equity interest.

10.6 Survival of Royalty Obligations. The provisions governing the determination and payment of Royalty contained in Sections 5.1(c), 5.2 and 5.3 hereof shall survive the expiration or termination of this Agreement.

10.7 Rights, Powers, Remedies Cumulative; Waiver. Each and every right, power and remedy specified in this Agreement shall be cumulative and in addition to every other right, power and remedy existing now or hereafter at law or in equity. Each and every right, power and remedy may be exercised from time to time and as often and in such order as may be deemed expedient by a Party. The exercise of any right, power or remedy shall not be construed as a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by a Party in the exercise of any right or power, or in the pursuit of any remedy, shall impair any right, power or remedy, or be construed to be a waiver thereof, nor shall the acceptance by a Party of any payment hereunder be deemed a waiver of any right, power or remedy in the future.

10.8 Severability. If any provision or clause of this Agreement is held to be invalid or unenforceable by any court, the invalidity or unenforceability of such clause or provision shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such invalid or unenforceable clause or provision had not been contained herein.

10.9 Section Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.10 Entirety of Agreement. This Agreement, together with the Schedules attached hereto, contains the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings between the Parties relating to the subject matter of this Agreement. No course of prior dealings between the Parties or their predecessors shall be relevant to supplement or explain any terms used herein.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signatures of Parties on Following Page]

Distributed Ledger Technology Services Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the dates written below.

PETROTEQ ENERGY INC.

By:	/s/ Alex Blyumkin
Name:	Alex Blyumkin
Title:	Chairman of the Board
Date:	Nov 03, 2017

FIRST BITCOIN CAPITAL CORP.

By:	/s/ Greg Rubin
Name:	Greg Rubin
Title:	CEO
Date:	Nov 03, 2017

Distributed Ledger Technology Services Agreement

SCHEDULE X INDEX OF DEFINED TERMS

1.01 Definitions. Certain capitalized terms used in this Agreement, except where and to the extent that they may be defined in the text of this Agreement, shall be defined as follows:

“Affiliate” means any company or other entity that (i) controls, (ii) is controlled by or

(iii) is under common control with one of the Parties. For the purpose of this definition, control shall mean the ownership, directly or indirectly, of Fifty Percent (50%) or more of the stock or other units of ownership having the right to vote for the election of directors of such company or other entity.

“Architecture & Platform” has the meaning specified in Section 3.1 of this Agreement.

“Base Compensation” has the meaning specified in Section 5.1 of this Agreement.

“Confidentiality Period” has the meaning specified in Section 9.1 of this Agreement.

“Dispute” means, with respect to Section 8.1 of this Agreement, any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) between or among the Parties or their respective Affiliates arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach thereof.

“FBCC Technology” means any patent right or patent, copyright, invention, technology, discovery, software, method, process, technical data, trade secret or know-how developed and owned by First Bitcoin or any of its Affiliates, or that may be controlled, practiced or used under licenses with Third Persons, used or deployed by First Bitcoin in the design or development of distributed ledger technology.

“Licensee Fee” has the meaning specified in Section 5.1(b) of this Agreement.

“Net Revenue” has the meaning set forth in Section 5.2 of this Agreement.

“Person” means and shall be deemed to include any natural person, corporation, company, partnership (general and limited), limited liability company, joint stock company (open or closed), joint venture, trust, and any other incorporated or unincorporated entity or association, and any governmental authority, agency or instrumentality.

“Primary Term” has the meaning specified in Section 2.1 of this Agreement.

“Royalty” means the annual royalty, expressed as a percentage of Net Revenue, that may be owed or determined to be owed to First Bitcoin as provided in Sections 5.1(b)(2) and 5.1(c) of this Agreement.

Distributed Ledger Technology Services Agreement

“Royalty Statement” has the meaning specified in Section 5.3 of this Agreement.

“Technology Improvements” means, as specified in Section 4.2 of this Agreement, any improvements, modifications or enhancements to the FBCC Technology.

“Third Person” means any Person other than the Parties and their respective Affiliates and each of their respective shareholders, members, owners, managers, directors, officers and employees.

SCHEDULE Y
DISPUTE RESOLUTION

1.01 Duty to Negotiate; Exception.

In the event of any Dispute, the Parties shall, during a period of thirty (30) days after a Party notifies the other Party in writing of the existence of any such Dispute (the “Negotiation Period”), attempt in good faith to resolve the Dispute amicably and without litigation or arbitration hereunder; provided, however, if a Party reasonably believes that any threat or potential threat exists of (1) damage, harm or loss, in whole or in part, of any of its property, (2) an unauthorized disclosure, publication or misappropriation of its Confidential Information, or (3) a material violation or breach of any obligation contained in this Agreement or any agreement executed hereunder or pursuant to the terms hereof may cause irreparable harm to such Party if not restrained or abated, such Party shall not be constrained or limited by the duty to negotiate during the Negotiation Period as specified herein, but shall have the immediate right, exercisable in its sole discretion and at its option, to invoke mandatory arbitration as provided in Section 1.02 below.

1.02 Mandatory Arbitration.

(a) Subject to the provisions contained in Section 1.01 hereof, if the Parties are unable to resolve a Dispute during the Negotiation Period (or to any extension thereof that may be agreed upon by the Parties in writing), then and upon expiration of such period, the Dispute shall be finally and exclusively resolved by binding arbitration administered by the American Arbitration Association’s International Centre for Dispute Resolution (“ICDR”) under the ICDR’s International Dispute Resolution Procedures (English) (“ICDR Rules”).

(b) In addition to the ICDR Rules, or in supplementation or as an exception thereto, as the case may be, the following rules and procedures shall govern any arbitration of a Dispute conducted hereunder:

Distributed Ledger Technology Services Agreement

(1) Unless otherwise agreed by the parties to the Dispute, the place of the arbitration shall be ___________________ and the arbitration shall be conducted in the English language.

(2) Unless otherwise agreed by the parties to the Dispute, the arbitration shall be conducted by a three (3) arbitrators (the “Arbitral Tribunal”). One arbitrator shall be nominated by the claimant(s) and the second arbitrator shall be nominated by the respondent(s). The two nominated arbitrators shall then jointly nominate the third arbitrator, who shall act as chairman of the Arbitral Tribunal and shall be a licensed to practice law in ___________ and shall have expertise in the matters involved in the Dispute. If the claimant(s) or the respondent(s) fails to nominate an arbitrator to the Arbitral Tribunal within thirty (30) calendar days after the date on which a Notice of Arbitration has been received by the ICDR to commence the arbitration under the ICDR Rules (the “Arbitration Commencement Date”), or the two arbitrators nominated by the claimant(s) and respondent(s), respectively, fail to designate the third arbitrator to the Arbitral Tribunal within thirty (30) calendar days after the Arbitration Commencement Date, the ICDR shall appoint any arbitrator or arbitrators required to complete the Arbitral Tribunal, including the third arbitrator that is to act as the chairman of the Arbitral Tribunal.

(3) The appointing authority shall be the ICDR.

(4) No arbitrator selected or appointed to the Arbitral Tribunal shall be older than seventy (70) years of age at the time of his/her appointment.

(c) The decision or award of the arbitrator(s) shall be in writing and shall state its detailed reasoning for the award. Discovery of evidence shall be conducted expeditiously by the Parties, bearing in mind the Parties’ desire to limit discovery and to expedite the decision or award of the arbitrator(s) at the most reasonable cost and expense of the Parties. Judgment upon an award rendered pursuant to such arbitration may be entered in any court having jurisdiction or application may be made to such court for a judicial confirmation of the award and/or an order of enforcement, as the case may be.

(d) Any decision or award of the Arbitral Tribunal (including any assessment of the costs and expenses of the arbitration) shall be final, conclusive and binding on the Parties, and any right of application or appeal to the U.S. courts or to the courts in any other jurisdiction in connection with any question of law or fact arising in the arbitration or in connection with any award or decision made by the Arbitral Tribunal or the arbitrator(s) shall, so far as lawfully possible, is and shall be waived and excluded (except as may be necessary to enforce such award or decision).

Distributed Ledger Technology Services Agreement

1.03 Emergency Measures; Remedies.

(a) Each Party acknowledges and agrees that any material default under any binding and enforceable provisions contained in this Agreement may cause irreparable harm and substantial economic injury that may be difficult to ascertain or to remedy in damages. Each Party therefore agrees that emergency relief and measures (including temporary restraining orders, temporary or permanent injunctive relief, specific performance and other similar relief), in addition to other legal and equitable relief, are and will be appropriate remedies for any actual or threatened breach or violation of this Agreement and may be obtained by a Party on an emergency basis from the Arbitral Tribunal or, if one has not been formed, from a single arbitrator or neutral designated by the ICDR, or as otherwise authorized or available under the ICDR Rules, or from any court having jurisdiction hereunder.

(b) All legal and equitable relief available hereunder, or that may be available under the ICDR Rules (including permanent injunctive relief and specific performance and similar relief) shall be available to any Party as an interim or permanent measure or remedy to interdict and arrest any material default and to require that a defaulting Party fully comply with the binding and enforceable terms contained in this Agreement.

(c) In any arbitral action or claim submitted to the ICDR for emergency or permanent relief hereunder, or for emergency relief to any court having jurisdiction hereunder, the Party initiating the claim or request for emergency relief shall not be required to demonstrate that it has no adequate remedy at law in respect of the relief sought and shall not be required to post a bond or other security.

1.04 Confidentiality.

Each Party in any arbitration conducted hereunder shall keep any Dispute and the proceedings relating thereto confidential and shall not publish or disclose to any person or entity, other than those persons or entities involved in the proceedings, the existence of the arbitration, any information submitted during or in the arbitration, any pleading or other document submitted in connection therewith, any oral submissions or testimony, transcripts, or any award, unless and to the extent that such disclosure is required by law or is necessary for the recognition or enforcement of any order or arbitration award. In addition thereto, the parties to any Dispute in any arbitration hereunder shall be subject to the confidentiality rules contained in the ICDR Rules.

1.05 Enforcement; Limitations on Remedies.

(a) Any order or award issued by the Arbitral Tribunal or other arbitrator or neutral appointed by the ICDR hereunder, including any interim measure or emergency relief granted to a Party, shall be considered an international award under the U.S. Federal Arbitration Act and the 1958 U.N. Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York Convention) and may be confirmed and enforced in accordance therewith. Any such order or award may be enforced, and any interim measures or emergency relief required by a Party may be obtained in aid of arbitration or to protect the status quo or the interests or property of the Parties prior to or during the pendency of arbitration, in or from the courts located in the United States or Canada or in any other court having jurisdiction over the subject matter hereof and of the Parties.

(b) Each of the Parties hereby submits to the ICDR in __________________ as the forum for the resolution of any Dispute and to the jurisdiction of the courts sitting in the United States for the enforcement of any order or award issued by the Arbitral Tribunal or by any arbitrator or neutral appointed by the ICDR or the issuance of interim measures or emergency relief. Service of process in any arbitral or judicial action or proceeding instituted hereunder may be made upon the Parties, or any of them, by delivering a request for arbitration or other pleading or document, using the methods set forth in the “Notice” provisions contained in this Agreement, to a Party at the address for such Party as listed therein.

(c) In any arbitration (or other legal action) involving a Dispute, no Party shall be liable for or assert any claim for consequential, incidental, special or punitive damages. Each Party shall pay its own costs and expenses incurred in any arbitration hereunder or in any civil action to enforce arbitration, including attorneys’ fees and the fees and expenses of its experts and witnesses.